Exhibit 11

AMENDMENT NO. 1 TO SHAREHOLDERS AGREEMENT

This Amendment No. 1 to Shareholders Agreement, dated June 29, 2016 (this “Amendment”), by and between Douglas D. Dobbs (“Mr. Dobbs”), a shareholder of Mines Management, Inc., an Idaho corporation (the “Company”), and Hecla Mining Company, a Delaware corporation (“Parent”, and together with Mr. Dobbs, the “Parties”, and each, a “Party”).

WHEREAS, the Parties have entered into that certain Shareholders Agreement, dated May 23, 2016 (the “Shareholders Agreement”); and

WHEREAS, the Parties desire to amend the Shareholders Agreement in order to amend the definition of Shares set forth in the Shareholders Agreement.

NOW, THEREFORE, in consideration of the premises set forth above and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1. Definitions. Capitalized terms used and not defined in this Amendment have the respective meanings assigned to them in the Shareholders Agreement.

2. Amendment to the Shareholders Agreement. Section 6 of the Shareholders Agreement is hereby deleted in its entirety and replaced with the following:

6. Additional Shares. Shareholder agrees that all shares of Company Stock underlying unexercised Derivative Securities shall be subject to the terms of this Agreement and shall constitute Shares for purposes of this Agreement.

3. Limited Effect. Except as expressly provided in this Amendment, all of the terms and provisions of the Shareholders Agreement are and will remain in full force and effect and are hereby ratified and confirmed by the Parties. Without limiting the generality of the foregoing, the amendment contained herein will not be construed as an amendment to or waiver of any other provision of the Shareholders Agreement or as a waiver of or consent to any further or future action on the part of either Party that would require the waiver or consent of the other Party. On and after the date hereof, each reference in the Merger Agreement to “this Agreement,” “hereunder,” “hereof,” “herein” or words of like import will mean and be a reference to the Shareholders Agreement as amended by this Amendment.

4. Representations and Warranties. Each Party hereby represents and warrants to the other Party that:

(a) It or he has the full right, power and authority to enter into this Amendment and to perform the obligations hereunder and under the Shareholders Agreement as amended by this Amendment.

(b) This Amendment has been executed and delivered by such Party and (assuming due authorization, execution and delivery by the other Party hereto) constitutes the legal, valid and binding obligation of such Party, enforceable against such Party in accordance with its terms.

5. Miscellaneous.

(a) This Amendment, and all claims and causes of action arising out of, based upon, or related to this Amendment or the negotiation, execution or performance hereof, shall be governed by, and construed, interpreted and enforced in accordance with, the Laws of the State of Delaware, without regard to choice or conflict of law principles that would result in the application of any Laws other than the Laws of the State of Delaware.

(b) This Amendment is for the sole benefit of the Parties and their permitted assigns and respective successors, and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Amendment.

(c) The headings contained in this Amendment are for reference purposes only and shall not affect in any way the meaning or interpretation of this Amendment.

(d) This Amendment may be executed by facsimile and in one or more counterparts, and by the different Parties in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement, and which shall become effective when one or more counterparts have been signed by each of the Parties and delivered (by facsimile or otherwise) to the other Party.

(e) This Amendment, together with the Shareholders Agreement (as amended by this Amendment), constitute the entire agreement of the Parties and supersede all prior agreements and undertakings, both written and oral, among the Parties, or any of them, with respect to the subject matter hereof and thereof.

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(signature page follows)

IN WITNESS WHEREOF, the Parties have executed this Amendment as of the date first written above.

HECLA MINING COMPANY

By:	/s/ David C. Sienko
Name:	David C. Sienko
Title:	Vice President & General Counsel

/s/ Douglas D. Dobbs
Douglas D. Dobbs